FREMONT FUNDS, INC.
                          OPERATING EXPENSES AGREEMENT

     THIS OPERATING EXPENSES AGREEMENT (the "Agreement") is effective as of December 31, 2000, by and between FREMONT FUNDS, INC., (the "Fund Group"), a Maryland corporation, on behalf of the Fremont New Economy Value Fund (the "Funds"), and the Advisor of the Fund, Fremont Investment Advisors, Inc. (the "Advisor").

                                   WITNESSETH:

     WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory and Administrative Services Agreement between the Fund and the Advisor dated December 31, 2000, (the "Investment Management Agreement"); and

     WHEREAS, the Fund is responsible for, and have assumed the obligation for, payment of certain expenses pursuant the Investment Management Agreement that have not been assumed by the Advisor; and

     WHEREAS, the Advisor desires to limit the Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Fund Group (on behalf of the Fund) desires to allow the Advisor to implement those limits;

     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Advisor hereby agrees to limit the Fund's Operating Expenses to the respective annual rate of Total Operating Expenses specified for the Fund in APPENDIX A of this Agreement.

     2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Advisor's investment advisory and administrative fees under Paragraph 5 of the Investment Management Agreement, and other

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expenses described in Paragraph 4 of the Investment  Management  Agreement,  but
does not include any taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

     3. REIMBURSEMENT OF FEES AND EXPENSES. The Advisor retains its right to receive reimbursement of reductions of its investment management fee and Operating Expenses paid by it that are not its responsibility under the Investment Management Agreement.

     4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of fourteen (14) months, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by the Board of Directors of the Fund Group (and separately by the disinterested Directors of the Fund Group).

     5. TERMINATION. This Agreement may be terminated by the Fund Group on behalf of the Fund at any time without payment of any penalty or by the Board of Directors of the Fund Group, upon sixty (60) days' written notice to the Advisor. The Advisor may decline to renew this Agreement by written notice to the Fund Group at least thirty (30) days before its annual expiration date.

     6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

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     8.   GOVERNING LAW. This  Agreement  shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

FREMONT FUNDS, INC.

________________________________

By:_____________________________

Title:__________________________


FREMONT INVESTMENT ADVISORS, INC.

________________________________

By:_____________________________

Title:__________________________

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                           FREMONT MUTUAL FUNDS, INC.

                          OPERATING EXPENSES AGREEMENT
                                   APPENDIX A
                                   ----------

FUND                         TOTAL OPERATING EXPENSES             PERIOD
--------------------------------------------------------------------------------
New Economy Value Fund                 1.20%             12/31/00 through 3/1/02

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